SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                  Resonate Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    76115Q104
                                 (CUSIP Number)

                                 March 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)


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CUSIP No. .............................................................76115Q104

1) Name of Reporting Person........................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group..............(a)  [   ]
                                                                   (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................HC

CUSIP No. .............................................................76115Q104

1) Name of Reporting Person.................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................BD

CUSIP No. .............................................................76115Q104

1) Name of Reporting
Person...........................................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................CO


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CUSIP No. .............................................................76115Q104

1) Name of Reporting Person.......Lehman Brothers 1999 Venture GP Partnership LP

     S.S. or I.R.S. Identification No. of Above Person................13-4098283

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................PN


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CUSIP No. .............................................................76115Q104

1) Name of Reporting Person.......................Lehman Brothers VC Partners LP

     S.S. or I.R.S. Identification No. of Above Person................13-4066168

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................PN

CUSIP No. .............................................................76115Q104

1) Name of Reporting Person........Lehman Brothers MBG Venture Capital Partners
                                                                     1998 (A) LP

     S.S. or I.R.S. Identification No. of Above Person................13-4036790

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................PN

CUSIP No. .............................................................76115Q104

1) Name of Reporting
Person....................................................Lehman Brothers MBG
                                            Venture Capital Partners 1998 (B) LP

     S.S. or I.R.S. Identification No. of Above Person................13-4036792

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................PN

CUSIP No. .............................................................76115Q104

1) Name of Reporting Person.................................Lehman Brothers MBG
                                            Venture Capital Partners 1998 (C) LP

     S.S. or I.R.S. Identification No. of Above Person................13-4036793

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.......................................................-0-

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..................................................-0-

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person............-0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11) Percent of Class Represented by Amount in Row 9...........................0%

12) Type of Reporting Person..................................................PN

Item 1(a).        Name of Issuer:

                  Resonate Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  385 Moffet Park Drive
                  Suite 205
                  Sunnyvale, CA 94089

Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers 1999 Venture GP Partnership LP
                  Lehman Brothers VC Partners LP
                  Lehman Brothers MBG Venture Capital Partners 1998 (A) LP Lehman Brothers MBG Venture Capital Partners 1998 (B) LP Lehman Brothers MBG Venture Capital Partners 1998 (C) LP

Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers 1999 Venture GP Partnership LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers VC Partners LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Venture Capital Partners 1998 (A) LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Venture Capital Partners 1998 (B) LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers MBG Venture Capital Partners 1998 (C) LP 745 Seventh Avenue
                  New York, New York 10019


Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers 1999 Venture GP Partnership LP ("LB 1999 GP Partnership") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers VC Partners LP ("LB VC Partners") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Venture Capital Partners 1998 (A) LP ("LB MBG 1998 (A)") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Venture Capital Partners 1998 (B) LP ("LB MBG 1998 (B)") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers MBG Venture Capital Partners 1998 (C) LP ("LB MBG 1998 (C)") is a limited partnership organized under the laws of the State of Delaware.


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  76115Q104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                      (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

(a)      Amount Beneficially Owned

                  See Item 9 of cover page.

(b) Percent of Class:

                  See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers.

                  LBI is a wholly-owned subsidiary of Holdings and is the parent of LB I Group.

                  LB I Group was the actual owner 1,251,850 shares of Common Stock. LB I Group is a wholly-owned subsidiary of LBI and is the General Partner of LB MBG 1998 (A), LB MBG 1998 (B), LB MBG 1998 (C) and LB 1999 GP Partnership.

                  LB VC Partners, the General Partner of which is LB 1999 GP Partnership, was the actual owner of 270,270 shares of Common Stock.

                  LB MBG 1998 (A), the General Partner of which is LB I Group, was the actual owner of 58,767 shares of Common Stock.

                  LB MBG 1998 (B), the General Partner of which is LB I Group, was the actual owner of 1,085 shares of Common Stock.

                  LB MBG 1998 (C), the General Partner of which is LB I Group, was the actual owner of 6,690 shares of Common Stock.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings may have been deemed to be the beneficial owner of the shares of Common Stock which were owned by LB I Group, LB VC Partners, LB MBG 1998 (A), LB MBG 1998 (B) and LB MBG 1998 (C); LBI may have been deemed to be the beneficial owner of the shares of Common Stock which were owned by LB I Group, LB VC Partners, LB MBG 1998 (A), LB MBG 1998 (B) and LB MBG 1998 (C); LB I Group may have been deemed to be the beneficial owner of the shares of Common Stock which were owned by LB VC Partners, LB MBG 1998 (A), LB MBG 1998 (B) and LB MBG 1998 (C); and LB 1999 GP Partnership may have been deemed to be the beneficial owner of the shares of Common Stock which were owned by LB VC Partners.



Item 8.           Identification and Classification of Members of the Group

                  Not Applicable

Item 9.           Notice of Dissolution of Group

                  Not Applicable

Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2003

LEHMAN BROTHERS HOLDINGS INC.


By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LB I GROUP INC.

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS 1999 VENTURE GP PARTNERSHIP LP

By:
      /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS VC PARTNERS LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (A) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (B) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (C) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 3, 2003

LEHMAN BROTHERS HOLDINGS INC.


By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President

LEHMAN BROTHERS INC.


By:   /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:Senior Vice President

LB I GROUP INC.

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS 1999 VENTURE GP PARTNERSHIP LP

By:

      /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS VC PARTNERS LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (A) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (B) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory

LEHMAN BROTHERS MBG VENTURE CAPITAL PARTNERS 1998 (C) LP

By:
      /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory